Exhibit 10.5
Peter J. Arduini President and Chief Executive Officer GE Healthcare 500 West Monroe Street Chicago, IL 60661
9th September 2022
Mr Taha Kass-Hout

Dear Taha

We are pleased to offer you the position of Chief Science & Clinical Technology Officer (final title to be agreed to) for GE Healthcare. The details of this offer, which is contingent upon the successful completion of a background check, reference check, and a drug test, are set forth below:

Position Details: Effective from a mutually agreed date in December 2022, you will begin your employment with the Company as Chief Science & Clinical Technology Officer of GE Healthcare, reporting to me (as CEO). Your principal location will be Seattle, but you will travel to other locations as necessary to fulfill your responsibilities of the role.

Compensation: Target Total Compensation for this position is comprised of the components noted below:
(1)Base Salary. You will receive an annual base salary of $900,000 (“Base salary”), payable by the Company in accordance with its normal payroll practices. Your base salary will not be decreased during your tenure unless GE Healthcare reduces the salaries of other executives at your level.
(2)Annual Incentive Bonus. You will be eligible to receive an annual incentive bonus, under the Company’s Annual Executive Incentive Program or any successor or replacement program beginning in 2023, with each year’s Annual Bonus having a target of 100% of your base salary (AEIP Target) which shall be determined and paid in accordance with the Company’s normal procedures. Your bonus target will not be decreased during your tenure unless GE Healthcare reduces the targets of other executives at your level.
(3)Long Term Incentive Award (“LTIP Award”). You will be eligible to participate in the Company’s annual long term incentive equity grant program with a targeted grant fair value of $3,700,000 beginning with the 2023 annual grant which is expected to occur in the first quarter of 2023. Your award will be delivered in a combination of Performance Stock Units (based on Monte Carlo calculation) and Restricted Stock Units or other equity vehicles, consistent with LTIP Awards for other executives at your level. All LTIP awards will be governed by the terms and conditions consistent with awards made to other similarly situated officers of Company.

(4)Sign-On Equity Award. As consideration for your joining the Company, and in recognition of the value of long-term incentive you stand to forfeit with your current employer, you will be provided an award of restricted stock units with a grant date fair market value of $3,500,000. The RSU award will be granted as soon as practical following the start of your employment (targeted for December 2022) and will vest 50% after 1 year and 50% after two years.

(5)Sign On Cash. We will provide you with a special cash payment of $2,500,000 (US Dollars) to be paid in January 2023. Similar to your annual salary and other payments, this amount is subject to applicable tax and other withholding. This special cash payment must be repaid to the Company if: (i) you resign on or before the two year anniversary of its payment; and/or (ii) you are found, in the Company’s sole discretion, to have engaged in conduct that would give rise to a termination for Cause (as defined below), regardless of whether this conduct was discovered during your employment or after your termination of employment.

(6)Employee Benefits. You will be eligible to participate in all employee benefit plans generally available to similarly situated Officers of the Company. All aspects of these benefits will be governed by GE Healthcare plans and policies, a summary of which is included as a reference.

Severance Payment: If your employment with GE Healthcare is terminated (i) other than for Cause (ii) with Good Reason, (iii) due to death or disability or (iv) in connection with a change in control (as described below) that does not result in your receiving a comparable offer with the purchaser, you will receive the Company’s standard severance package for your level, which includes a lump sum payment equal to 12 months of base salary and, assuming you remain employed through the first quarter of the year in which your employment terminates, a pro-rated AEIP payment. For purposes of this paragraph, a change in control shall occur if a person/entity acquires ownership of stock of GE Healthcare, that, together with prior holdings, constitutes at least 50% of the total fair market value or total voting power of the outstanding shares of GE Healthcare, or a sale of substantially all of the assets of GE Healthcare; for the avoidance of doubt, a spin off the GE Healthcare business does not constitute a change in control.

For purposes of this letter:

“Cause” shall mean the occurrence of any of the following: (1) your willful failure to perform your duties (other than any such failure resulting from incapacity due to physical or mental disability) or comply with any valid and legal directive of the Company or the Board that is consistent with your position that is not cured by you within thirty (30) days of receiving written notice of such alleged willful failure; (2) your engagement, or the discovery or your having engaged, in dishonesty, illegal conduct, or misconduct which, in each case, materially harm the Company; (3) your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (4) your willful or grossly negligent unauthorized disclosure of Confidential information; (5) your material breach of any material obligation under this letter or any other written agreement between you and the Company which materially harms or is reasonably likely to materially harm the Company; or (6) your willful material failure to comply with the Company’s written policies or rules, as they may be in effect from time to time.

“Good Reason” shall mean the occurrence of any of the following, in each case without your written consent: (1) any reduction in your target compensation or any failure to pay any compensation when due; (2) any material breach by the Company of any material provision of this letter or any material provision of any other agreement between you and the Company; or (3) a material, adverse change in your title, authority, duties, responsibilities or reporting relationships (other than temporarily while you are physically or mentally incapacitated or as required by applicable law) or (4) a decision by the Company not to spin off the GE Healthcare business or its failure to do so on or before December 31, 2023.

Restrictive Covenants: During your employment, and for the 12 month period following your termination of employment, you will not directly or indirectly (i) provide services to a competitor of the Company’s GE Healthcare division in a position in which your duties will be substantially similar to the duties you performed for the Company and/or will require you to work on products or services that are competitive with the products or services you worked on during the two years prior to your termination, or (ii) solicit the employment of, hire, or encourage any Senior Professional Band employee at above to leave his/her position or accept employment outside the Company, including in any company with which you subsequently become involved (in accordance with the Company’s standard non-solicit agreement which you agree to sign in connection with the on-boarding process). Notwithstanding the foregoing, if the Company decided not to spin off the GE Healthcare business or fails to do so on or before December 31, 2023, and you chose to resign for that reason, the Company shall waive the restrictive covenants detailed in this section.

Confidentiality. You acknowledge that you will have access to and become acquainted with proprietary and confidential information, which may include trade secrets, regarding the company, its affiliates and its customers that constitutes a valuable asset of the company and that is not available to the public. You agree that you will not use or disclose that confidential information, either during or after the termination of your employment, for any reason other than in the performance of your job and for the benefit of the company and its affiliates. You further agree that you will sign the company’s Employee Invention and Proprietary Information Agreement as part of the on-boarding process and will abide by the terms of that Agreement.

Taha, I am incredibly excited about the prospect of your joining our team. We look forward to your acceptance of this offer and response by email by September 16, 2022. If you have any questions, please don’t hesitate to contact me directly.

Sincerely

Peter J. Arduini
President and Chief Executive Officer

Please signify your acceptance of this offer letter:

/s/ Taha Kass-Hout 09/09/2022
Signature                                Date